UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) July 23, 2012

ON4 COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-34297	98-0540536
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

Suite 102 – 628 West 12th Avenue, Vancouver, BC	V5Z 1M8
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (480) 525-4361

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[     ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[     ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[     ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[     ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective July 23, 2012, Tom Locke resigned as chief financial officer, secretary, treasurer and as a director of our company. His resignation was not the result of any disagreements with our company regarding its operations, policies, practices or otherwise.

Concurrently with Mr. Locke’s resignation, we appointed Mr. Ryan Madson, our current chief operating officer, as secretary, treasurer, chief marketing officer, and as a director of our company, effective as of July 23, 2012.

Ryan Madson

Ryan Madson has been our chief operating officer since November 4, 2011.

Mr. Madson is a versatile professional who has spent the better part of his career working in the automotive and high tech industries. From 2004 to 2012, Mr. Madsen served as the General Sales Manager at Laird Wheaton GM, in Nanaimo, British Columbia. Since July, 2012 he has been the Vice-President of NetCents Systems Ltd., a private company engaged in the development of online payment technology. From 2002 through 2003 he served as chief executive officer of Cybux Cash Card Company Ltd. where he developed and implemented a successful cash card program in six school districts in British Columbia, Canada. Mr. Madsen studied business and forestry engineering from Malaspina University-College (now Vancouver Island University) where obtained a diploma in Forestry Engineering in 1996.

Our management believes that Mr. Madson’s industry knowledge, and his management and marketing skills will be instrumental in executing the business plan of NetCents Systems Ltd., which our company has targeted for acquisition.

Our board of directors now consists of Clayton Moore, Steven Allmen and Ryan Madson. There have been no transactions since the beginning of its last fiscal year or any currently proposed transaction, in which the Registrant was or is to be a participant and the amount involved exceeds $120,000, and in which Mr. Madson has or will have a direct or indirect material interest which would be required to be reported herein. There are no family relationships among our directors or executive officers.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON4 COMMUNICATIONS, INC.

/s/ Clayton Moore
Clayton Moore
President and Director

Date: August 29, 2012